EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 13, 2007 (except for Note 14, as to which the date is March 26, 2007), accompanying the consolidated financial statements and consolidated financial statement schedule included in the Annual Report of Cost-U-Less, Inc. on Form 10-K for the fiscal year ended December 31, 2006. We hereby consent to the incorporation by reference of said report in the Registration Statements of Cost-U-Less, Inc. on Forms S-8 (File No. 333-61864, effective May 30, 2001 and File No. 333-75201, effective March 29, 1999).

/s/ GRANT THORNTON, LLP

Seattle, Washington

March 13, 2007 (March 26, 2007 as to Note 14)